UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
FORM 5
__Check this box if no longer
  subject to Section 16. Form 4 or                 OMB APPROVAL
  Form 5 obligations may continue.                 OMB Number:    3235-0287
  See Instruction 1(b).                            Expires: September 30, 1998
__Form 3 Holdings Reported                         Estimated average burden
__Form 4 Holdings Reported                         hours per response.......1.0

(Print or Type Responses)

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities Exchange
      Act of 1934, Section 17(a) of the Public Utility Holding Company Act
          of 1935 or Section 30(f)of the Investment Company Act of 1940

1. Name and Address of Reporting Person*        2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                   BioTime, Inc. (BTX)                          to Issuer (Check all applicable)
Sternberg         Hal                                                                           __X__ Director     _____ 10% Owner
(Last)          (First)      (Middle)           3.  IRS or Social Security  4.  Statement for   __X__ Officer(give _____ Other
                                                    Number of Reporting         Month/Year            title below)   specify below)
                                                    Person (Voluntary)            12/99           Vice President of Research
                                                                                                 ____________________________
935 Pardee Street
(Street)                                        5.  If Amendment,                             7.  Individual or Joint/Group Filing
                                                    Date of Original                              (Check Applicable Line)
                                                      (Month/Year)                             _X_Form filed by One Reporting Person
Berkeley      CA           94710                                                               ___Form filed by More than One
(City)      (State)        (Zip)                                                                   Reporting Person


 Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned



1.  Title of Security   2.  Trans-     3.  Trans-       4. Securities Acquired(A)  5. Amount of     6.  Owner-      7. Nature of
     (Instr. 3)             action         action          or Disposed of (D)         Securities        ship           Indirect
                            Date           Code           (Instr. 3, 4 and 5)         Beneficially      Form:          Beneficial
                                          (Instr. 8)                                  Owned at          Direct         Ownership
                                                                                      End of Issuer's   (D) or
                            (Month/                                                   Fiscal Year       Indirect
                              Day/                                                    Inst. 3 and 4)    (I)
                             Year)                                 (A)or
                                                           Amount   (D)      Price                      (Instr. 4)      Instr. 4)
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Common Shares,                                                                         502,043             D
no par value
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
Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially  owned directly or  indirectly.
*If the form is filed by more than one reporting person,see Instruction 4(b)(v).

                                                                          (Over)
                                                                  SEC 2270(7-97)


  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security  2. Conver-     3.  Trans-   4. Trans-       5.Number of Deriv-       6. Date Exer-
       (Instr. 3)                   sion or         action      action         ative Securities Ac-      cisable and
                                    Exercise        Date        Code           quired (A) or Dis-        Expiration
                                    Price of                   (Instr. 8)      posed of (D)              Date
                                    Deri-         (Month/                     (Instr. 3, 4 and 5)       (Month/Day/
                                    vative          Day/                                                 Year)
                                    Security       Year)
                                                                                                      Date       Expir-
                                                                                (A)        (D)        Exer-      ation
                                                                                                     cisable     Date

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

7. Title and Amount   8. Price      9. Number     10.Owner-     11. Nature
   of Underlying         of            of deriv-     ship           of
   Securities            Deriv-        ative         Form of        Indirect
  (Instr. 3 and 4)       ative         Secur-        Deriv-         Benefi-
                         Secur-        ities         ative          cial
                         ity           Bene-         Security:      Owner-
           Amount or     (Instr.       ficially      Direct         ship
 Title     Number of       5)          Owned        (D)or         (Instr.4)
           Shares                      at End        Indirect
                                       of Year       (I)
                                      (Instr. 4)    (Instr. 4)
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
Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.


  /s/Hal Sternberg                                     1/28/00
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**Signature of Reporting Person                          Date